Exhibit 99.2

NEWS RELEASE

30 North LaSalle Street, Suite 4000, Chicago, IL 60602
Office: 312-630-1900 • Fax: 312-630-9299

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES NEW $250 MILLION STOCK REPURCHASE AUTHORIZATION;

COMPLETES PREVIOUS $250 MILLION AUTHORIZATION

CHICAGO – Nov. 5, 2008 – Telephone and Data Systems, Inc. [NYSE:TDS, TDS.S], today announced that its board of directors has authorized a new $250 million stock repurchase program to expire in Nov., 2011. The company also announced the completion of its previous $250 million stock repurchase program, through which the company repurchased 5,225,895 TDS Special Common shares in approximately 16 months. The new repurchase program may include TDS Common and TDS Special Common shares, depending on market conditions, and will commence this month.

“We are pleased to have completed the initial $250 million stock repurchase program begun in June 2007 and to have authorized a second repurchase program,” said LeRoy T. Carlson, Jr., TDS President and CEO. “The new, three-year program enables TDS to take advantage of favorable market conditions to repurchase our shares.

“We ended the third quarter of 2008 with a strong, investment-grade balance sheet that gives the company substantial financial flexibility,” continued Carlson. “This financial strength, along with targeted strategies and experienced management teams, will help to drive the company forward and deliver value to our shareholders.”

About TDS

Telephone and Data Systems, Inc. (TDS™), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to nearly 7.4 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS employed 11,800 full-time equivalent employees as of Sept. 30, 2008. For more information about TDS, visit www.teldta.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of more recently launched markets; the current credit crisis affecting financial markets, and its effects on the overall economy; competition; the access to and pricing of unbundled network elements; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; ability to remediate the material weakness; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.